Filed Pursuant to Rule 433

Registration Statement No. 333-171404

ISSUER FREE WRITING PROSPECTUS

Genco Shipping & Trading Limited

7,500,000 Shares of Common Stock

Pricing Term Sheet — February 23, 2012

Issuer:	Genco Shipping & Trading Limited

Symbol:	NYSE: GNK

Shares of the Issuer’s common stock (“Shares”) offered:	7,500,000 Shares

Underwriters’ Purchase Option:	1,125,000 Shares

Price to public:	$7.10 per Share

Proceeds, net of underwriting commission:	$50.72 million to the Issuer, if underwriters’ purchase option is not exercised, or $58.33 million, if underwriters’ purchase option is exercised in full

Trade date:	February 23, 2012

Closing date:	February 28, 2012

CUSIP:	Y2685T 10 7

Underwriting:	Joint Book-Running Managers
Morgan Stanley & Co. LLC (1)
Deutsche Bank Securities Inc.(2)
Jefferies & Company, Inc.

Co-Managers
Credit Agricole Securities (USA) Inc.(2)(3)
DNB Markets, Inc. (4)
DVB Capital Markets LLC (2)
Knight Capital Americas, L.P.
Skandinaviska Enskilda Banken AB (publ.)(5)

(1) An affiliate of this underwriter has from time to time been a charterer of some of our vessels in the ordinary course of business.

(2) An affiliate of this underwriter is a lender and an agent under our $253 Million Term Loan Facility.

(3) An affiliate of this underwriter is a lender and an agent under our $100 Million Term Loan Facility.

(4) An affiliate of this underwriter is a lender and an agent under our 2007 Credit Facility.

(5) An affiliate of this underwriter is a lender under our $253 Million Term Loan Facility and our $100 Million Term Loan Facility.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and all supplements thereto in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained from Morgan Stanley & Co. LLC, 180 Varick Street, Second Floor, New York, NY 10014, Attention: Prospectus Department (or by email to prospectus@morganstanley.com), Deutsche Bank Securities Inc., Attention: Prospectus Department, 100 Plaza One, Floor 2, Jersey City, NJ 07311 (or at 1-800-503-4611 or by email to prospectusrequest@list.db.com) or Jefferies & Company, Inc., Attention: Prospectus Department, 520 Madison Avenue, 12th Floor, New York, NY 10022 (or by email to Prospectus_Department@Jefferies.com).